Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PEAPACK-GLADSTONE FINANCIAL CORPORATION

Peapack-Gladstone Financial Corporation, a New Jersey corporation, to amend its Certificate of Incorporation pursuant to N.J.S.A. 14A:9-2(4), hereby certifies:

1.           The name of the corporation is Peapack-Gladstone Financial Corporation (the “Corporation”).

2.           The Corporation is hereby amending its Certificate of Incorporation by amending Article III in its entirety so that Article III shall be and read as follows:

“ARTICLE III
CAPITAL STOCK

(A) The total authorized capital stock of the corporation shall be 20,500,000 shares, consisting of 20,000,000 shares of common stock and 500,000 shares of preferred stock which may be issued in one or more classes or series. The shares of common stock shall constitute a single class and shall be without nominal or par value. The shares of preferred stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

(B) The Board of Directors of the corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of preferred stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of preferred stock, the Board of Directors is expressly authorized to determine:

(a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the corporation;

(d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of preferred stock or common stock ranking junior to the shares of the class or series;

(h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.”

3.           The foregoing amendment to the Certificate of Incorporation was adopted by the shareholders of the Corporation on January 6, 2009.

4.           The number of shares of common stock entitled to vote for the amendment is 8,288,634.  The number of shares voted for and against the amendment is as follows:

Number of	Number of
Shares Voted	Shares Voted
For Amendment	Against Amendment

5,521,957	467,528

5.           This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed on this 7th day of January, 2009.

/s/ Arthur F. Birmingham
Arthur F. Birmingham
Executive Vice President and
Chief Financial Officer